UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): March 5, 2010
WHITING USA TRUST I
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-34026 (Commission File Number)	26-6053936 (I.R.S. Employer Identification No.)
The Bank of New York Mellon Trust Company, N.A., Trustee
Global Corporate Trust
919 Congress Avenue
Austin, Texas 78701
(Address of principal executive offices)
Registrant’s Telephone Number, including area code: (800) 852-1422
NOT APPLICABLE
(Former name, former address and former fiscal year,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. Other Information.
     On March 5, 2010 Whiting USA Trust I (the “Trust”) issued a press release announcing that it had received a revised December 31, 2009 reserve report relating to the properties in which the Trust has an interest. The Trust holds a net profits interest (“NPI”), which terminates when 9.11 million barrels of oil equivalent (“MMBOE”) have been produced and sold from the underlying properties (which amount is the equivalent of 8.20 MMBOE in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the NPI). Based on the revised reserve report from the Trust’s independent petroleum engineer for the underlying properties as of December 31, 2009, the remaining estimated reserves balance is 6.0 MMBOE (5.4 MMBOE at the 90% NPI), as opposed to the 6.3 MMBOE (5.7 MMBOE at the 90% NPI) previously reported, and is expected to be produced by October 31, 2017, as opposed to the previously reported termination date of August 31, 2018. The Trustee has been advised that the revisions are the result of additional reviews in connection with year-end procedures of the underlying data provided to the independent petroleum engineer. There are numerous uncertainties inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the estimates.
Copies of the press release and letter from Cawley, Gillespie and Associates, Inc. are attached as Exhibits 99.1 and 99.2 hereto.
ITEM 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release dated March 5, 2010.

99.2	Letter of Cawley, Gillespie and Associates, Inc. dated March 3, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Whiting USA Trust I
By:	The Bank of New York Mellon Trust Company, N.A., as Trustee

By:	/s/ Mike Ulrich
Name:	Mike Ulrich
Title:	Vice President

Date: March 5, 2010